               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549

                          _____________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


Date of earliest event
  reported:  May 10, 2001


                        American Airlines, Inc.
       (Exact name of registrant as specified in its charter)


       Delaware                  1-2691                 13-1502798
(State of Incorporation) ( Commission File Number)     (IRS Employer
                                                     Identification No.)


4333 Amon Carter Blvd.      Fort Worth, Texas              76155
 (Address of principal executive offices)               (Zip Code)


                             (817) 963-1234
                     (Registrant's telephone number)

Item 5.  Other Events

On May 10, 2001, AMR Corporation (AMR) hosted a security analyst meeting to discuss the recent Trans World
Airlines, Inc. (TWA) acquisition and to provide information on how the TWA transaction is expected to impact AMR. The meeting was simultaneously webcast via the AMR website. The following information was discussed at that meeting.


On April 9, 2001, a wholly owned subsidiary of American Airlines, Inc. purchased substantially all of the assets of TWA for approximately $625 million in cash (subject to certain working capital adjustments), including the satisfaction of $312 million in debtor-in-possession financing which was funded by AMR. American Airlines, Inc. (American or the Company) also assumed certain liabilities of TWA, primarily aircraft lease obligations.

As part of the acquisition of TWA, the Company acquired the following assets:

-    A hub operation in St. Louis
-    Maintenance facilities in Kansas City, Los Angeles and St. Louis
-    Approximately  18,000  highly trained professional line employees
-    171 slots and leases on 138 gates
-    173 aircraft, comprised of the following fleet types:

     Equipment Type                  Owned    Leased   Total

    Boeing 717-200                      -       15      15
    Boeing 757-200                      -       27      27
    Boeing  767-300 Extended Range      -        9       9
    McDonnell Douglas DC-9              -       19      19
    McDonnell Douglas MD-80            17       86(1)  103
     Total                             17      156     173

    (1) American has agreed to purchase three leased McDonnell
        Douglas MD-80 aircraft

-     Firm aircraft purchase commitments for 15 Boeing 717-200 aircraft

The Company expects to realize certain synergies from the acquisition of TWA. On a steady state basis, the Company expects to generate revenue synergies of approximately $400 - $500 million annually (or an approximate two percent improvement in unit revenue), primarily driven by share shift/city presence enhancements, yield improvements, scheduling efficiencies and the elimination of certain discounted ticketing agreements. With regard to costs, although the Company expects annual labor cost increases of approximately $260 million as a result of transitioning TWA employees to American's contracts, the Company expects to recognize certain cost savings associated with the acquisition. These cost savings, estimated at approximately $350 million annually on a steady state basis, are driven primarily by a reduction in rental expense from renegotiated aircraft lease obligations, elimination of duplicative overhead and facility rentals, contract purchasing and the impact of the Company's fuel hedging program on TWA's operations. The foregoing are estimates only and are based on the Company's current expectations. Actual revenue synergies and cost savings could vary materially from these estimates.

In addition, the Company expects to incur integration costs primarily over the next three years, mainly due to aircraft fleet modifications, facility integration, training costs and certain other integration-related items.

The  following represents the Company's estimates for TWA's  2001 operations (these estimates are based on current expectations and could change materially based on market conditions or other factors):

                                     Second    Third    Fourth
                                    Quarter   Quarter   Quarter
                                      2001*     2001      2001      2001

 Revenue passenger miles (millions)   6,234    6,395    5,909      18,538
 Available seat miles (millions)      8,840    8,954    8,976      26,770
 Passenger load factor                 70.5%    71.4%    65.8%       69.2%
 Departures                          67,546   68,288   68,288     204,122
 Cost per available seat
  mile (cents)                         9.40     9.29     9.35        9.34
 Fuel cost per gallon (cents)            85       83       85          84
 Fuel consumption (millions)          152.9    154.2    153.6       460.6

* Includes the period April 10, 2001 through June 30, 2001

Although the Company does not expect the acquisition of TWA to have a significantly accretive or dilutive impact on the Company's 2001 earnings, the potential exists for some earnings reduction if the underlying revenue environment continues to soften as a result of lower demand for air travel.

In addition, the integration of two airlines is complex, requiring consideration of computer systems, customer service programs, labor issues and their interdependencies. The Company may encounter customer service, labor or other issues as a result of its acquisition of TWA and in connection with integrating TWA's operations into those of American.













Statements in this report contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this report, the words "expects", "plans", "anticipates", and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations or beliefs of management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in this report. The forward-looking statements contained in this report address the anticipated benefits of acquiring TWA's assets and the future financial and operating results of the Company with the assets acquired from TWA. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The following factors, among others, could cause actual results and benefits to differ materially from those expressed in this report: inability to successfully integrate the operations of TWA into those of American and to improve their profitability; the inability of the Company to successfully integrate the workforce of TWA with that of American; higher than expected acquisition or integration costs; actions of competitors, including competitive or strategic responses to this transaction; and other factors, including but not limited to, those discussed in the section entitled "Forward-Looking Information" in Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which section is incorporated herein by reference.

                            SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        American Airlines, Inc.



                                        /s/ Charles D. MarLett
                                        Charles D. MarLett
                                        Corporate Secretary





Dated:  May 11, 2001